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                                                                      EXHIBIT 12


                                 POPULAR, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)

                                           Nine Months            Year Ended December 31,
                                      ---------------------   --------------------------------
                                      9/30/2001   9/30/2000   2000   1999   1998   1997   1996
                                      ---------   ---------   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges

  Excluding Interest on Deposits         1.8         1.6       1.6    1.7    1.8    1.8    2.0

  Including Interest on Deposits         1.4         1.3       1.3    1.4    1.4    1.4    1.4

Ratio of earnings to fixed charges
  & Preferred Stock Dividends

  Excluding Interest on Deposits         1.7         1.5       1.6    1.7    1.8    1.8    2.0

  Including Interest on Deposits         1.4         1.3       1.3    1.4    1.4    1.4    1.4